Exhibit 10.1

Table of Contents

1.	APPOINTMENT/AUTHORITY	2

2.	TERM OF AGREEMENT	4

3.	LIMITATIONS OF AUTHORITY	5

4.	GENERAL RIGHTS AND OBLIGATIONS OF AGENT	7

5.	PREMIUMS, ACCOUNTING AND REPORTING	12

6.	COMPENSATION OF AGENT	14

7.	GENERAL RIGHTS AND OBLIGATIONS OF COMPANY	15

8.	CONFIDENTIAL INFORMATION	16

9.	INSURANCE AND INDEMNITY	18

10.	TERMINATION	23

11.	GENERAL PROVISIONS	32

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is effective as of 12:01 a.m. Eastern Time on the 24th day of September, 2009 (“Effective Date”), between The North River Insurance Company, Crum & Forster Indemnity Company, Crum and Forster Insurance Company, Crum & Forster Specialty Insurance Company and United States Fire Insurance Company, (hereinafter collectively referred to as the “Company”) and AmerInst Professional Services, Limited (hereinafter referred to as the “Agent”).

WHEREAS, Company are duly licensed insurance companies in various states of the United States; and

WHEREAS, Agent has expertise in soliciting, marketing, underwriting and issuing Accountants Professional Liability Coverage and Lawyers Professional Liability Coverage which meet the unique insurance needs of accounting and law firms; and

WHEREAS, Company may enter into reinsurance agreements with certain reinsurers (the “Reinsurers”) reinsuring the business covered under this Agreement (“Reinsurance Agreement(s)”).

NOW, THEREFORE, In consideration of the mutual promises contained herein and other good and valuable consideration, Company and Agent agree as follows:

1.	APPOINTMENT/AUTHORITY

1.1

Subject to the terms and limitations contained in this Agreement, Company hereby appoints Agent as its exclusive agent for the purposes of soliciting, underwriting, quoting, binding, issuing, cancelling, non-renewing and endorsing Accountants Professional Liability and Lawyers Professional Liability insurance coverages. Agent accepts this appointment to act exclusively for Company for the purposes of soliciting, underwriting, quoting, binding, issuing, cancelling, non-renewing and endorsing policies or contracts of insurance and endorsements thereto (individually a “Policy” or collectively, the “Policies”) within the fifty (50) states of the United States and the District of Columbia (the “Territory”), on such forms and subject to the conditions and limitations, and in accordance with Company’s guidelines, program manuals, procedures, instructions, and authority limits, as set forth in Exhibit A attached to this Agreement and incorporated herein by reference. The Company in its sole discretion may amend Exhibit A from time to time.

1.2	Subject to the limitations contained in this Agreement, Agent is authorized to and shall act on behalf of the Company in performing all acts necessary to effectuate the solicitation, underwriting, quoting, binding, issuing, cancelling, non-renewing and endorsing of the Policies, including:

a.	underwriting and servicing Policies on forms and at rates approved by Company; and

b.	collecting, receiving, accounting for and remitting premiums to Company on the Policies; and

c.	conducting any other related activities or services incidental or necessary to the solicitation, underwriting, quotation, binding, issuance, cancellation, non-renewing and endorsing of Policies covered hereunder.

1.3	Company, at its sole discretion, will file rates and forms with those insurance departments requiring such filings. Communication and correspondence with the various insurance departments or other regulatory authorities relating to rate and form filings will be solely by or through Company.

1.4	Nothing contained herein shall create the relationship of employer and employee between Company and Agent or between Agent and any other representative of Company. Except as set forth herein, Company shall have no right of control over Agent as to the time, means, or manner of Agent’s performance of its duties and obligations hereunder. Agent shall conduct itself and its business under the terms of this Agreement solely as an independent contractor.

1.5	Agent shall have no authority or obligation to handle claims arising out of the Policies, including investigating, adjusting, handling, administering, paying, resisting and/or settling any lawsuits or claims; except, however, that if Agent receives notice of claim under a policy, it will immediately forward such notice in accordance with the procedure detailed in Exhibit B to this Agreement, which is incorporated herein by reference.

2.	TERM OF AGREEMENT

The initial term of this Agreement shall be for a period of four (4) years, commencing on the Effective Date (“Initial Term”), and shall be automatically renewed for successive additional term(s) of one (1) year each (“Successive Term[s]”) unless terminated earlier as set forth in Article 10. below. The Initial Term and the successive Term(s) shall be referred to individually or collectively as the “Term(s).”

3.	LIMITATIONS OF AUTHORITY

3.1	With respect to the Policies which Agent is now or may in the future be authorized to solicit, underwrite, quote, bind, issue, cancel, non-renew and endorse under this Agreement, Agent shall not solicit, quote, bind, issue or endorse the following:

a.	Policies which are not in accordance with the express terms of this Agreement, or the Underwriting Guidelines attached hereto as Exhibit A and incorporated herein by reference, or outside the scope of or excluded by any reinsurance agreement applicable to the Policies;

b.	Policies which are not in compliance with the applicable forms, rules, rates, or filings of Company or with the laws and regulations in effect in the Territory.

3.2	In the event that Agent binds a Policy prohibited by Article 3.1 above without the prior written approval of Company, Agent will immediately take such actions as are necessary to eliminate or minimize Company’s exposure as an insurer on such Policy.

3.3	Agent shall have no authority to bind, commit, or enter into agreements on behalf of Company to obtain reinsurance or retrocession agreements of any type with respect to the Policies, and shall have no authority to commit Company to participate in insurance or reinsurance pools or syndicates.

3.4	Agent shall not solicit, underwrite, quote, bind or issue for any other insurer, Policies that are within the scope of this Agreement.

3.5	Agent shall not act as an insurer for any insureds, and this Agreement shall not be construed as an insurance policy or any contract or agreement of indemnity of insureds.

3.6	Agent may not offset any balance due from Company to Agent against any amounts due from Agent to Company under this Agreement or under any other contract with Company.

3.7	Agent, including any parent or affiliated entity, shall not finance or extend premium financing for any Policy. Notwithstanding, Agent may arrange for premium financing through a third-party.

3.8	Agent shall not appoint or authorize other underwriters, brokers, producers or any other person or entity to perform the functions described in Article 1.2 (Appointment/Authority) of this Agreement or extend underwriting authority to any person or entity without Company’s prior consent.

3.9	Agent shall not jointly employ with Company any individual who is employed by Company.

3.10

Agent shall not submit to another insurer, agent or broker any applications for Accountants Professional Liability Coverage or Lawyers Professional Liability Coverage which do not qualify under the Underwriting Guidelines set forth in Exhibit A, without first submitting such application to the Company for consideration, and allowing Company first right of refusal to accept such application outside the scope of this Agreement.

3.11	Except as provided in Article 11.6 (Arbitration) of this Agreement, Agent shall not take legal action in connection with any matter pertaining to the business of Company including, but not limited to, the Policies. Agent shall promptly notify Company of any legal action or threat of legal action involving Company or Agent with respect to Policies or any other matters which are within the scope of this Agreement.

4.	GENERAL RIGHTS AND OBLIGATIONS OF AGENT

4.1	Agent represents and warrants that during the Term of this Agreement and thereafter while providing any continuing services hereunder, it holds and will maintain the licenses required by all regulatory authority(ies) having jurisdiction over it to perform all obligations under this Agreement, and will not perform any services under this Agreement for which a license is required unless such license is in full force and effect.

4.2	Agent shall be responsible for its compliance with applicable laws, regulations, rules, and requirements.

4.3	Agent represents and warrants that (i) the business within the scope of this Agreement is not subject to any other entity’s or person’s known claim of interest including, but not limited to, a claim by contract or common law right, and (ii) Agent’s underwriting and acceptance of business under this Agreement is not in violation of any duty or obligation it owes to any other entity or person.

4.4	Agent shall keep separate, true, accurate, and complete records of all transactions including, but not limited to, (i) correspondence with policyholders, producers, and the Company, (ii) commissions paid to producers; and (iii) Agent’s financial statements and tax records.

4.5	Agent shall maintain all records and accounts pertaining to the business within the scope of this Agreement, including, but not limited to, policyholder information, underwriting files, financial documents, and records relating to Agent’s Premium Trust Account, during the Term and thereafter while providing any continuing services hereunder, in a manner and form as mutually agreed upon or as required by Company to be compatible with Company’s internal systems and in accordance with Generally Accepted Accounting Principles and insurance regulatory practices. Such records shall be maintained for a period of not less than seven (7) years (or such longer period as Company may request) after termination of this Agreement, and in such manner and form as may be required by Company’s record retention guidelines. At the end of such seven (7) year period, Agent shall return the originals of Company’s records to Company, whether in paper or electronic data form.

4.6

During the Term of this Agreement and notwithstanding its termination, the Company may audit, examine and copy Agent’s records and accounts pertaining to the Policies during normal business hours upon no less than ten (10) business days advance notice. Agent will make such records available for examination by Company, its reinsurers, or any state insurance department or regulatory body which so requires. Additionally, Agent shall permit authorized employees and representatives of Company to review the operations of Agent, both at its place of business and in the field, in order to evaluate the quality of Agent’s operations and its compliance with its obligation under this Agreement.

4.7	Agent shall provide Company, in an electronic format and within thirty (30) days of Company’s request, data that Company may require in order to report to boards, bureaus, associations and states. The form for such information shall be as shown in Exhibit C, attached hereto and incorporated herein by reference.

4.8

Agent and Company each shall notify the other within two (2) business days of notice or receipt of any complaint received from any state insurance department or other regulatory authority relating to the Policies, whether against Company, Agent, or its producers. Agent shall provide Company with a proposed written response to each complaint and a copy of all documentation relating to such complaint including, but not limited to, a written summary of all facts relevant to such complaint. Company will then respond, or authorize Agent to respond, to such complaint in such form as Company determines, in Company’s sole discretion, to be necessary. The parties will work together to promptly and adequately respond to any such complaint. Agent agrees not to contact any state insurance department or other regulatory authority, on behalf of the Company, directly or indirectly, with regard to the Policies, business, rate or form filings. Notwithstanding the foregoing, Agent may contact or respond to any insurance department or other regulatory authority as respects matters solely involving Agent’s capacity or performance as an agent or producer.

4.9	Since Agent and its employees are independent contractors and not employees of Company, all agency expenses including, but not limited to, Agent’s office rent; transportation; salaries; utilities; furniture; fixtures; equipment; telephone; attorney or other legal fees; postage; promotional advertising and public relations expenses; printing costs of proposals, premium notices, records, and reports; inspection fees; retail credit reports and any other documents required to fulfill the obligations of Agent under this Agreement; commissions, fees, or countersignature fees due to producers; and Agent’s license fees (for both acquiring and maintaining required licenses) and occupational taxes, whether billed to Agent or Company, shall be the sole liability of Agent, unless assumption of such expense by Company is agreed to in writing by Company.

4.10	Agent shall not charge or commit Company to any expense, agreement, payment, debt, settlement, or obligation other than as expressly provided by this Agreement without the prior written consent of Company. All supplies and other materials provided to Agent by Company to be used by Agent in connection with the Policies shall remain the property of Company and shall be returned immediately upon request.

4.11	Agent shall notify Company in writing:

a.	ten (10) days prior to any change of ownership of five percent (5%) or more of the outstanding stock of or other ownership interest in Agent; and

b.	ten (10) days prior to any change in control of Agent or the owner of a controlling interest in Agent not related to the transfer of shares of or other ownership interest in Agent.

4.12	If Company provides access to Company information through computer access, Agent shall be responsible for maintaining the security and integrity of such information and of Company’s systems including, but not limited to, using its best efforts to avoid introducing into Company’s systems any virus or other harmful agent.

4.13	Agent agrees to furnish Company with annual financial statements compiled in accordance with Generally Accepted Accounting Principles (“GAAP”). Should Agent obtain audited financial statements, Agent agrees to furnish such audited financial statements to Company, together with all notes and schedules attached thereto. Such financial statements shall be furnished to Company within three (3) months following the close of Agent’s fiscal year. Agent also agrees to furnish Company with annual consolidated audited financial statements of the holding company which is Agent’s ultimate corporate parent, prepared on a GAAP basis.

4.14	Agent may not use the name, logo, or service mark of Company or any of its affiliates in any advertising, promotional material, or in any material disseminated by Agent, without the prior written consent of Company. Further, Agent shall provide all marketing materials relating to the business within the scope of this Agreement, including those used by producers, and brokers, to Company for review and approval prior to publication. Agent shall maintain copies and provide an original to Company of any advertisement or other materials relating to the business within the scope of this Agreement, along with full details concerning where, when, and how it was or will be used. Agent shall be liable for any liability of or costs incurred by the Company as a result of unauthorized advertisement or other unapproved materials. Agent agrees not to utilize any advertising or sales forms and materials referring to Company or its products which deviate in any manner from those approved by Company.

4.15	During the Term, Agent shall employ Kyle Nieman (“Nieman”) who will function as the ultimate supervisor over all underwriting performed by Agent and all of Agent’s other obligations under this Agreement. Should Nieman no longer function in this capacity and Company and Agent do not agree on a replacement for Nieman within sixty (60) days after Nieman ceases to function in such capacity, Company may terminate this Agreement in accordance with Article 10.2.k.

5.	PREMIUMS, ACCOUNTING AND REPORTING

5.1	Agent will submit to Company a monthly premium bordereau in the form provided in Exhibit D attached hereto and incorporated herein by reference, no later than ten (10) days following the end of the month in which each Policy is effective. Agent shall remit funds to Company in accordance with the monthly premium bordereaux no later than forty-five (45) days following the end of the month in which each Policy is effective. Agent shall also maintain on a continuous basis during the term of this Agreement, and make available to the Company upon request, a Policy Register in the form attached hereto as Exhibit E, and incorporated herein by reference.

5.2	All premiums for the Policies collected by or due from Agent are the property of Company and shall be held in trust on behalf of Company in a fiduciary capacity (“Premium Trust Funds”). Such premiums shall be deposited and maintained in an interest-bearing account in a non-affiliated bank approved by Company in writing (“Premium Trust Account”) which meets the “Premium Trust Account Guidelines”, a copy of which is set forth in Exhibit F attached hereto and incorporated herein by reference. Agent shall be responsible for full compliance with all applicable laws, regulations, rules, and requirements regarding the Premium Trust Funds. Interest on Premium Trust Funds accrued until such amounts are due to Company as set forth below shall be payable to Agent. The Premium Trust Account shall be maintained in an amount at least equal to the premiums (unpaid to Company), and return premiums (unpaid to policyholders or insureds) collected by or due from Agent. After such funds have been deposited into the Premium Trust Account, Agent may deduct from such account the Commission allowed pursuant to Article 6.1 below.

5.3	Agent shall be responsible for payment to the Company premiums on all Policies written under this Agreement, regardless of whether Agent collects such premium from a producer or policyholder, and Agent hereby guarantees payment to Company of all such uncollected premiums, net of Commission allowed under Article 6.1 below.

5.4	Agent shall have no interest in the premium collected for Policies under this Agreement and shall make no deductions other than for the appropriate Commission. Agent shall not use premiums relating to Policies for any purpose whatsoever other than payment to Company or return to policyholders, including, but not limited to, paying expenses of Agent.

6.	COMPENSATION OF AGENT

6.1	Subject to compliance by Agent with the terms and conditions of this Agreement, Company shall allow Commission to Agent subject to the Commission Schedule attached hereto as Exhibit G and incorporated by reference. The Commissions payable to Agent pursuant to this Agreement, and interest on the Premium Trust Account as provided in Article 5.2, shall be Agent’s sole compensation for performance of its obligations under this Agreement. Agent may not receive any other form of compensation in connection with the business covered under this Agreement without the Company’s prior written consent.

6.2	Commission paid to Agent on canceled Policies and reduced premiums shall be refunded to Company at the same rate at which such Commission was originally paid to Agent.

7.	GENERAL RIGHTS AND OBLIGATIONS OF COMPANY

7.1	Company shall have the sole right to respond to any state insurance department or other regulatory authority complaint or inquiry, after consulting with Agent as provided in Article 4.8 of this Agreement. The provisions of this Article 7.1 do not restrict the ability of Agent to contact or respond to any insurance department or other regulatory authority as respects matters solely involving Agent’s capacity as an agent or producer.

7.2	Company may combine or offset any balances or funds owed by Agent to Company against any balances or funds owed to Agent by Company under this Agreement or any other agreement between the parties.

7.3	If Agent provides access to Agent information through computer access, Company shall be responsible for maintaining the security and integrity of such information and of Agent’s systems including, but not limited to, using its best efforts to avoid introducing into Agent’s systems any virus or other harmful agent.

7.4	Notwithstanding Agent’s authority to effect cancellation of Policies, Company retains the right to cancel or otherwise terminate a Policy.

7.5	Company shall reimburse Agent for the cost of obtaining reports required by Company for purposes of risk evaluation pursuant to Company’s Underwriting Guidelines.

8.	CONFIDENTIAL INFORMATION

8.1	Any information as may have been or shall be provided by Company to Agent, including the rates, forms, policies, program manuals, manuals, underwriting guidelines, program analysis, claim and loss information, claims adjusting techniques, underwriting records, personal information of policyholders, shall be considered confidential and proprietary to Company and shall be considered trade secrets of Company (the “Company Confidential Information”). The Company Confidential Information is furnished to Agent only to facilitate the performance of Agent’s duties pursuant to this Agreement. Agent warrants that any Company Confidential Information provided hereunder shall be used only for the purpose provided herein and that Agent shall make no other use of such Company Confidential Information. Agent agrees to maintain the confidentiality of the Company Confidential Information and shall not knowingly cause or permit any officer, employee, agent, or any third party to use, copy, modify, sell, transfer, cause to be used, copied, modified, sold, or transferred, or otherwise make available the Company Confidential Information, directly or indirectly, except as expressly provided for herein, for any purpose, without prior written consent of Company. If Company gives Agent any written authorization to make any disclosure of Company Confidential Information, Agent will do so only within the limits and to the extent of such written authorization.

8.2	Agent shall be responsible for maintaining the security and integrity of the Company Confidential Information. Additionally, Agent shall be responsible for ensuring that Agent’s employees, agents, and representatives are aware of the sensitive and proprietary nature of the Company Confidential Information, of the importance of confidentiality, and of the conditions described in this Agreement.

8.3

Any information as may have been or shall be provided by Agent to Company, including the rates, forms, policies, renewals, expirations, program manuals, manuals, underwriting guidelines, program analysis, loss and risk analysis, claim and loss information, compiled loss experience data, track inspection data, claims adjusting techniques, underwriting records and data, customer information and personal information of policyholders, shall be considered confidential and proprietary to Agent and shall be considered trade secrets of Agent (the “Agent Confidential Information”). The Agent Confidential Information is furnished to Company only to facilitate the performance of Company’s duties pursuant to this Agreement. Company warrants that any Agent Confidential Information provided hereunder shall be used only for the purpose provided herein and that Company shall make no other use of such Agent Confidential Information. Company agrees to maintain the confidentiality of the Agent Confidential Information and shall not knowingly cause or permit any officer, employee, agent, or any third party to use, copy, modify, sell, transfer, cause to be used, copied, modified, sold, or transferred, or otherwise make available the Agent Confidential Information, directly or indirectly, except as expressly provided for herein, for any purpose, without prior written consent of Agent. If Agent gives Company any written authorization to make any disclosure of Agent Confidential Information, Company will do so only within the limits and to the extent of such written authorization.

8.4	Company shall be responsible for maintaining the security and integrity of the Agent Confidential Information. Additionally, Company shall be responsible for ensuring that Company’s employees, agents, and representatives are aware of the sensitive and proprietary nature of the Agent Confidential Information, of the importance of confidentiality, and of the conditions described in this Agreement.

This	Article 8 shall survive termination of this Agreement.

9.	INSURANCE AND INDEMNITY

9.1	Agent is required to maintain in full force and effect the following policies issued by an insurer rated no less than “A-”, Class X by A. M. Best Company during the Term of this Agreement and thereafter while Agent has any obligations hereunder:

a.	Errors and Omissions insurance covering Agent and its employees in the minimum amount of Five Million Dollars ($5,000,000) each claim or occurrence, with a deductible or self-insured retention not to exceed Ten Thousand Dollars ($10,000) each claim or occurrence;

b.	Fidelity insurance covering Agent and its employees in the minimum amount of Two Million Dollars ($2,000,000) with a per occurrence deductible not to exceed Five Thousand Dollars ($5,000);

c.	Commercial General Liability insurance (including personal and advertising injury coverage) covering Agent and its employees in the minimum amount of One Million Dollars ($1,000,000) per occurrence;

d.	The insurance described in a. – c. immediately above shall be maintained by Agent at its sole cost and expense and shall be primary and noncontributing coverage with regard to any valid and collectible insurance available to Company. Agent agrees to notify Company immediately when it receives notice of nonrenewal or cancellation, increased deductibles or self-insured retentions or decreased coverage. On or before January 30 of each year during the Term of this Agreement, and while Agent has any continuing obligations hereunder, Agent shall furnish to Company proof of such insurance. Agent further agrees to notify Company promptly of any claim brought under any such policy which arises out of or is connected with the Policies.

9.2	Agent hereby agrees to defend, indemnify, and hold Company harmless from and against all claims, actions, causes of action, liability, or loss which result from any acts, errors, or omissions of Agent, or the servants, employees, representatives, producers, or brokers of Agent, in the performance or failure to perform Agent’s duties or obligations under this Agreement, whether or not such acts, errors or omissions are negligent, reckless or intentional. Agent further agrees that in the event Company is in violation of any state statute, regulation, or other law due to acts, errors, or omissions of Agent, or the servants, employees, representatives, producers or brokers of Agent, then Agent shall assume the responsibility and liability for such act, error or omission and shall indemnify and hold Company harmless for such liability and loss. Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorneys’ fees and expenses, penalties, fines, direct or consequential damages, judgments (including punitive damages and multiplied damages), and any other expense incurred by Company. This Article 9.2 shall survive termination of this Agreement.

9.3

Company hereby agrees to defend, indemnify, and hold Agent harmless from and against all claims, actions, causes of action, liability, or loss which result from any acts, errors, or omissions of Company, or the servants, employees, representatives, producers, or brokers of Company, in the performance or failure to perform Company’s duties or obligations under this Agreement, whether or not such acts, errors or omissions are negligent, reckless or intentional. Company further agrees that in the event Agent is in violation of any state statute, regulation, or other law due to acts, errors, or omissions of Company, or the servants, employees, representatives, producers or brokers of Company, then Company shall assume the responsibility and liability for such act, error or omission and shall indemnify and hold Agent harmless for such liability and loss. Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorneys’ fees and expenses, penalties, fines, direct or consequential damages (including punitive damages and multiplied damages), judgments and any other expense incurred by Agent.

This Article 9.3 shall survive termination of this Agreement.

9.4

Upon the assertion by any third party of any claim against Company that may be indemnifiable under Article 9.2 of this Agreement, Company shall promptly notify the Agent, in the manner provided in Article 11.1 of this Agreement, of the existence of such claim; provided, however, that failure to give timely notice shall not be deemed to be a waiver of the claim to the extent that Agent has not been prejudiced by such failure to give timely notice. If the Agent believes in good faith that there is a valid defense to such claim and a reasonable chance of succeeding thereon and notifies the Company to that effect, the Company shall give Agent a reasonable opportunity to defend and/or settle such claim at its own expense and with counsel mutually selected by the Agent and the Company, or if counsel cannot be mutually selected, then selected by the Agent; provided, however, that if any such settlement would have an adverse effect on the

Company, the Agent shall not settle such claim without the prior written consent of the Company, which shall not be unreasonably withheld. The Company shall at all times have the full right to participate in any such defense at its own expense. If the Agent, within a reasonable time after receiving notice of a claim from the Company, fails to defend, the Company shall have the right, but not the obligation, to undertake the defense, compromise or settlement of such claim, for the account of Agent. Company and Agent shall make available to each other such information and render such assistance as may be required for the defense and/or settlement of the claim.

9.5

Upon the assertion by any third party of any claim against Agent that may be indemnifiable under Article 9.3 of this Agreement, Agent shall promptly notify the Company, in the manner provided in Article 11.1 of this Agreement, of the existence of such claim; provided, however, that failure to give timely notice shall not be deemed to be a waiver of the claim to the extent that Company has not been prejudiced by such failure to give timely notice. If the Company believes in good faith that there is a valid defense to such claim and a reasonable chance of succeeding thereon and notifies the Agent to that effect, the Agent shall give Company a reasonable opportunity to defend and/or settle such claim at its own expense and with counsel mutually selected by the Company and the Agent, or if counsel cannot be mutually selected, then selected by the Company; provided, however, that if any such settlement would have an adverse effect on the Agent, the Company shall not settle such claim without the prior written consent of the Agent, which shall not be unreasonably withheld. The Agent shall at all times have the full right to participate in any such defense at its own expense. If the Company within a reasonable time after receiving notice of a claim from the Agent, fails to defend, the Agent shall have the right, but not the obligation, to undertake the defense, compromise or settlement of such claim, for the account of Company. Agent and Company shall make available to each other such information and render such assistance as may be required for the defense and/or settlement of the claim.

10.	TERMINATION

10.1

At any time during the Term hereof, either party may terminate this Agreement without cause upon twelve (12) months prior written notice to the other, but in no event may this Agreement be terminated under this Article 10.1 prior to the end of the twenty-fourth (24th) month following the Effective Date.

10.2	Termination by Company. Notwithstanding Article 10.1, Company may immediately, upon written notice to Agent, terminate this Agreement for cause, in the event any of the following occurs:

a.	Agent, or its parent or any affiliated corporation becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against Agent or its parent corporation and remains undismissed for thirty (30) days (Agent shall immediately notify Company of same.); or

b.	Agent, or the owner of a controlling interest in Agent, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged, fifty percent (50%) or more of the stock, ownership interest or assets of Agent, or any entity controlling Agent, to a third party (except any entity owned more than fifty percent [50%] by AmerInst Insurance Group, Limited, its parent or any of its subsidiaries) without the prior written consent of Company. (Agent shall immediately notify Company of such sale, exchange, transfer assignment, consolidation or pledge); or

c.	Agent fails to render timely and proper reports or premium accounting as required, or to remit premiums when due, after Company has provided Agent ten (10) days written notice of such failure; or

d.	Agent fails to maintain Premium Trust Funds in the amount or manner required by Article 5 of this Agreement; or

e.	Agent engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross or willful misconduct; or

f.	Agent’s license or certificate of authority is cancelled, suspended, or is declined renewal by any regulatory body having jurisdiction over Agent if, after ninety (90) days, Agent fails to remedy such loss of license or certificate of authority. Agent shall immediately notify Company of such cancellation, suspension or non-renewal. As of the effective date of such cancellation, suspension or nonrenewal, Agent shall immediately cease soliciting, underwriting, quoting, binding, issuing, cancelling non-renewing, and endorsing Policies until its license or certificate of authority is reinstated or renewed during such ninety (90) day period; or

g.	Agent materially breaches this Agreement, and Company has provided to Agent written notice of such breach and Agent has failed to cure within a thirty (30) day period after such notice; or

h.	Agent fails to permit Company to inspect or audit any records or files relating to the Policies; or

i.	Company determines that due to any judicial, legislative, or regulatory acts, the business covered under this Agreement has becomes illegal; or

j.	Company receives or gives Notice of Termination of reinsurance of Company for the Policies, provided Company allows Agent no less than ninety (90) days to secure alternative or replacement reinsurance reasonably acceptable to Company); or

k.	Failure, inability or unavailability of Nieman to function as the ultimate supervisor over all underwriting performed by Agent and all of Agent’s other obligations under this Agreement. Should Nieman no longer function in this capacity, Company and Agent shall, within sixty (60) days after Nieman fails, is unable or is unavailable to function in such capacity, select a mutually acceptable replacement for Nieman. Should Company and Agent fail to do so, Company may thereafter terminate this Agreement.

l.

Company’s loss ratio (ratio of Loss plus Loss Adjustment Expense plus IBNR to Gross Earned Premium) exceeds eighty per cent (80%) as an average over two (2) successive accident years. Such loss ratio will first be calculated for the preceding two (2) accident years at the end of the ninth (9th) quarter of the term of this Agreement, and then calculated on a rolling quarterly basis thereafter for the preceding two successive accident years. Should this loss ratio target be met or exceeded, Company and Agent will undertake a loss ratio remediation program of no fewer than sixty (60) days, after which Company may terminate this Agreement.

10.3	Termination by Agent. Notwithstanding Article 10.1 above, upon thirty (30) days written notice to Company, Agent may terminate this Agreement for cause, in the event any of the following occurs:

a.	A.M. Best assigns Company a rating below A-; or

b.

Company, or its parent company institutes or acquiesces in the institution of any bankruptcy, financial reorganization or liquidation proceeding, or any such proceeding is instituted against Company and remains undismissed for thirty (30) days; provided, however,

Company may substitute for itself as a party to this Agreement an affiliated company(ies) with a Best’s rating of A- or better and licenses and approved forms and rate filings in all jurisdictions in which Agent operates or solicits business subject to this Agreement; or

c.	Company’s license or certificate of authority is cancelled or declined renewal by any regulatory body within the Territory where Company is issuing Policies hereunder, if after ninety (90) days Company fails to renew or have such license reinstated; provided, however, Company may substitute for itself as a party to this Agreement an affiliated company(ies) with a Best’s rating of A- or better and licenses and approved forms and rate filings in all jurisdictions in which Agent operates or solicits business subject to this Agreement; or

d.	Company engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross or willful misconduct; or

e.	Company materially breaches this Agreement, and Agent has provided to Company written notice of such breach and Company has failed to cure within a thirty (30) day period after such notice; or

f.	Company sells or otherwise disposes of the Accountants and Lawyers Professional Liability Insurance covered under this Agreement to a nonaffiliated entity without the consent of Agent.

10.4	Continued Servicing. In the event this Agreement is terminated, then Agent shall, without additional compensation and at no expense to Company, continue to perform all necessary services regarding Policies previously issued by Agent on behalf of Company in accordance with the provisions of this Agreement until all such Policies have been completely cancelled, non-renewed, or otherwise terminated; provided, however, that Company may, in its sole discretion, immediately suspend or terminate Agent’s continuing service obligations hereunder.

Agent’s continuing service obligations after termination of the Agreement shall include, but not be limited to:

a.	the issuance and countersignature of appropriate endorsements to Policies when so authorized in writing by Company, provided that such endorsements shall not increase Company’s liability or extend the term of any Policy; and

b.	the timely issuance of all applicable cancellation and/or non-renewal notices in full compliance with all applicable insurance code(s) or regulations and in accordance with any written instructions that may be issued by Company;

c.	the collection and remittance of all premiums due, and payment of return premiums due, on the Policies hereunder; and

d.

provide at Company’s request, unrestricted access by Company via Agent’s website or transmission to Company via digital means, both of which permit printing of electronically stored information, copies of all Policy materials and related underwriting documentation. At Company’s request and expense, Agent will provide Company with paper copies of all Policy materials and related underwriting documentation.

If Agent fails in any respect to fulfill any of the continuing service obligations set forth in this Article 10.4, then Agent shall reimburse Company for any expense Company incurs to service or arrange for the servicing of the Policies issued by Agent or such amounts may be offset by Company against commission which may be due Agent; provided further, that if Agent fails to comply with its obligations under Article 10.4 d., Agent acknowledges that Company has no adequate remedy at law and consents to issuance of an injunction against Agent compelling it to fulfill its obligations under Article 10.4 d.

10.5	Upon Company providing written notice of termination to Agent hereunder, Company is authorized to deal directly with all other persons or entities with respect to the Policies, including but not limited to, the right to collect from and to return premiums directly to all producers, brokers, or insureds.

10.6	Notwithstanding anything to the contrary in this Agreement, if Agent breaches this Agreement, Company upon written notice to Agent may immediately suspend some or all of the authority of Agent under this Agreement. Additionally, Company may suspend the authority of Agent during the pendency of any dispute regarding termination or suspension, and such suspension shall not be considered a breach by Company of this Agreement.

10.7	Any termination of this Agreement as provided above shall only terminate the duty of each party to prospectively perform this Agreement, excepting only Agent’s continued service as provided for in Article 10.4., and shall not prevent the enforcement of either party’s rights and remedies as regards any breach or non-performance occurring prior to such termination.

10.8

Company expressly recognizes and acknowledges that Agent has developed, over many years and at substantial expense and investments, a significant book of business which Agent brought to Company at the inception of the relationship between Agent and Company and which Agent continues to expand and develop. If, after Company’s or Agent’s termination of this Agreement without cause under Article 10.1, or Company’s termination of this Agreement for cause other than under Article 10.2 c. – e. inclusive, or Agent’s termination of this Agreement for cause under Article 10.3, Agent has satisfied its monetary and reporting obligations to Company under Article 5 of this Agreement, the use and control of expirations on Policies written under this Agreement, as between Company and Agent, shall be considered the sole and exclusive property of Agent. Company shall have no right of ownership or control of any such expirations. Further, Company shall not communicate with any producer, broker, insurance, reinsurance company, policyholder or sponsoring organization (nor use for itself), for the purpose of solicitation or otherwise, any client lists or expirations pertaining to the Policies under this Agreement. Company and/or Company’s successor in interest, for a period of two (2) years following termination of this Agreement, will not:

a.	directly or indirectly, knowingly solicit Accountants or Lawyers Professional Liability Insurance from any specific policyholder issued such insurance by Agent for Company pursuant to the terms of this Agreement, which coverage is in force as of the date of such termination or during the two (2) years immediately preceding such termination. Nothing in this Article 10.8.a. prohibits Company from quoting and/or underwriting Accountants or Lawyers Professional Liability Insurance policies submitted to Company in the normal course of business, provided, however, that Company has not provided any entity submitting such accounts for Company’s consideration any information regarding insureds or prospects previously serviced by Agent; or

b.	directly or indirectly, knowingly solicit Accountants or Lawyers Professional Liability Insurance from any producer who placed such insurance with Company through Agent during the year immediately preceding such termination; or

c.	influence, induce or attempt to influence or induce any employee of Agent or Company to terminate his or her employment with Agent; or

d.	influence, induce or attempt to influence or induce any insurance producer to sever his/her contractual or customary relationship with Agent and place Accountants or Lawyers Professional Liability Insurance directly or indirectly with Company.

Notwithstanding the foregoing, all financial, policy, and other records of business covered hereunder shall continue to be maintained by Agent in accordance with Article 4.4 and 4.5 of this Agreement, provided to Company in accordance with Article 4.7 of this Agreement, and available to Company as provided in Article 4.6 of this Agreement. Notwithstanding the foregoing, until such time as Agent has paid Company all premiums due, and has paid all return premiums due on business covered by this Agreement, ownership of expirations and renewals of such business shall be vested with the Company.

11.	GENERAL PROVISIONS

11.1	Notice. Except as otherwise set forth herein, any notice required under this Agreement must be in writing and either sent by overnight mail, facsimile, or personally delivered. Notice shall be effective upon the earlier of actual receipt by the addressee or five (5) days after mailing to the other party. Notice shall be sent to:

Agent:	F. Kyle Nieman III
AmerInst Professional Services, Ltd.
520 Lake Cook Road
Suite 510
Deerfield, IL 60015
Facsimile: (847) 267-0606

Company:	Donald R. Fischer
Senior Vice President
Executive Products Division
Crum & Forster
305 Madison Avenue
Morristown, NJ 07962-1973
Facsimile: (888) 258-3052

11.2	Integration, Waiver, and Amendment. This Agreement, inclusive of exhibits, constitutes the entire agreement between Company and Agent and supersedes any and all other agreements, either oral or written, between Company and Agent with respect to the Policies. No waiver by either party to enforce any provision of this Agreement will be effective unless made in writing and signed by an authorized officer of Company or Agent and shall be effective only as to the specifically stated matter waived. Subject to Company’s right in its sole discretion to amend Exhibit A from time to time, as provided in Article 1.1 above, no amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, specifying the effective date of such amendment.

11.3	Remedies Not Exclusive. No right or remedy set forth in this Agreement is exclusive of any other right or remedy but shall be in addition to every other right and remedy given under this Agreement or existing now or hereafter at law or equity.

11.4	Severability. Wherever possible, each provision of this Agreement will be interpreted in such a manner and to such an extent as to be effective and valid under applicable law. If any provision is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity.

11.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules regarding conflict of laws.

11.6	Arbitration. All disputes or controversies between Company and Agent arising out of or in connection with this Agreement, including its formation, interpretation or validity, shall be determined by arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as modified herein.

The Board of Arbitration (“Board”) shall consist of one (1) arbitrator chosen by Company, one (1) arbitrator chosen by Agent, and an umpire chosen as promptly as possible by the two (2) arbitrators. The arbitrators and umpire shall be disinterested and present or former executives of insurance, reinsurance, brokerage, agency, or managing general agency companies.

The party demanding arbitration shall communicate its demand therefor in writing, identifying the nature of the dispute and the name of its arbitrator, to the other. The other party shall then be bound to name, in writing, its arbitrator within thirty (30) days after receipt of such demand. Failure or refusal of the other to name its arbitrator within the thirty (30) day time period shall empower the demanding party to name the second arbitrator as well.

If the two (2) arbitrators are unable to agree upon an umpire within thirty (30) days after the second arbitrator is named, each of them shall name two of whom the other shall decline one, and the umpire chosen shall be made by drawing lots.

The applicant for arbitration shall submit its position in writing within thirty (30) days after selection of the umpire. The respondent shall submit its written position within thirty (30) days after receipt of the applicant’s position. The Board may extend any of the time periods set forth above.

The Board is relieved from judicial formalities, and rules of evidence and procedure. The Board shall have the power to make and determine all procedural rules for the holding of the arbitration including discretionary power to make orders as to any matter which they may consider proper in light of circumstances of the case with regard to pleadings, depositions, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence, whether oral or written, strictly admissible or not as the Board shall think fit. The Board shall make its decision based on the terms of this Agreement and the custom and usage of the insurance industry.

All rules, orders, acts, and decisions of the Board shall be effective if by a majority of the Board. The final decision of the Board shall be within sixty (60) days of the conclusion of the arbitration and given in writing to both parties. Any decision shall be final and binding on the parties, and shall not be subject to appeal. If either party fails to comply with the Board’s decision, the other party may apply for its enforcement to a court of competent jurisdiction.

Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire. The remaining costs of the arbitration proceeding shall be allocated by the Board.

The arbitration proceedings shall convene and be held in New York, New York, or such other location mutually agreed upon by the parties.

This Article 11.6 shall survive termination of this Agreement.

11.7	Conformance to Law / Severability. This Agreement shall, without prior notice, be automatically modified to conform with any law or regulation having application to or jurisdiction over the subject matter hereof and the parties hereto, and the parties shall promptly amend the Agreement to comply with such modifications.

11.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.9	Currency. All amounts due to either party hereunder shall be payable in lawful currency of the United States of America.

11.10	Headings.

The Article headings found in this Agreement are for reference purposes only, do not constitute a part of the substance of this Agreement and shall not be construed to limit or expand the provisions of this Agreement.

11.11	Exclusive Benefit of the Parties.

This Agreement is for the sole and exclusive benefit of Agent and Company and shall not be interpreted as conferring any benefits or rights on any other party, person or entity.

11.12	Assignment.

Other than as expressly authorized by this Agreement, the rights and obligations under this Agreement may not be assigned by either Company or Agent without the prior written approval of the other party.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year first above written.

AMERINST PROFESSIONAL SERVICES, LIMITED (“Agent”)		THE NORTH RIVER INSURANCE COMPANY

CRUM & FORSTER INDEMNITY COMPANY

CRUM AND FORSTER INSURANCE COMPANY

CRUM & FORSTER SPECIALTY INSURANCE COMPANY

UNITED STATES FIRE INSURANCE COMPANY

By:	Irvin F. Diamond	By:	Donald R. Fischer
Its:	Chairman	Its:	Senior Vice President
Date:		Date:

TABLE OF EXHIBITS

EXHIBIT	TITLE

A	Underwriting Guidelines

B	Claims Procedures

C	Reporting Standards

D	Bordereau Format

E	Policy Register Format

F	Premium Trust Account Guidelines

G	Commissions Schedule